Exhibit 99.1

RETAIL UNITS SOLD
2,105
6,523
18,761
44,252
94,108
177,549
244,111
425,237
2014
2015
2016
2017
2018
2019
2020
2021

TOTAL REVENUE ($M)
$42
$130
$365
$859
$1,955
$3,940
$5,587
$12,814
2014
2015
2016
2017
2018
2019
2020
2021

TOTAL MARKETS AT YEAR END
3
9
21
44
85
146
266
311
2014
2015
2016
2017
2018
2019
2020
2021

CAR VENDING MACHINES
1
2
7
15
23
27
30
2014
2015
2016
2017
2018
2019
2020
2021

GROSS PROFIT PER UNIT
$(201)
$206
$1,023
$1,539
$2,090
$2,852
$3,252
$4,537
2014
2015
2016
2017
2018
2019
2020
2021

NET INCOME (LOSS) AND EBITDA MARGIN
-32.2%
-36.6%
-25.0%
-28.2%
-23.2%
-25.5%
-16.9%
-19.1%
-10.5%
-13.0%
-6.2%
-9.3%
-4.6%
-8.3%
-0.0%
-2.2%
2014
2015
2016
2017
2018
2019
2020
2021
EBITDA
NET INCOME (LOSS)

2021 Highlights

GROWTH

•Fastest growing e-commerce company in US history
•Fastest automotive retailer to sell one million vehicles online
•Fastest automotive retailer to organically grow to selling more than 400,000 vehicles in one year
•Grew revenue to $12.8 billion, up 129% YoY
•Atlanta, our first market, achieved market penetration of 3.5% in Q4, an increase of 51% YoY
•95% of markets are ramping faster than Atlanta at the same age
•214 markets with greater than 1% market penetration in Q4, up from 101 last year
•113 markets with greater than 1.5% market penetration in Q4, up from 28 last year
•47 markets with greater than 2% market penetration in Q4, up from 7 last year
•Triple digit growth in total customer transactions (cars sold + standalone cars bought) for the 7th year

PROFITABILITY

•First full year of positive EBITDA margin, excluding one-time items1
•First profitable quarter in Q2 2021
•8th consecutive year of $400+ of gross profit per unit (GPU) improvement
•8th consecutive year of EBITDA margin leverage

CUSTOMER EXPERIENCE & CULTURE

•9th consecutive year of 80+ Net Promoter Score
•Highest ranking retail or technology company on Forbes Best Employer in the U.S. and #8 overall
•Granted equity to all Carvana team members as we have done for each of the five years that we have been a public company
•Added to the Fortune 500 list in only 8 years, becoming one of the four fastest companies to ever make the list with organic growth, along with Amazon, Google, and Facebook

1 In our commercial agreement with Root, we received 42 million warrants to acquire common stock in Root that vest upon the earlier of product integration or 18 months. We recorded these assets and related deferred revenue in Q4 2021, and we also recorded a fair value adjustment to the warrants of -$24 million.

Dear Shareholders,

2021 was an extraordinary year for Carvana full of landmark accomplishments on our mission of changing the way people buy and sell cars.

We were named to the Fortune 500; tied for the third fastest company to ever do so. We sold our 1 millionth car; growing to achieve this milestone faster than any automotive retailer in history. We had our first positive earnings quarter. And we had our first EBITDA positive year, excluding one-time items1. We became the fastest growing e-commerce company in US history, hitting over $12 billion in revenue in just 9 years. And we were named to the top 10 of Forbes Best Large Employers list, ranked ahead of all other retail and technology companies.

This list of accomplishments can only be achieved with a clear, customer focused mission, paired with an enormous opportunity, viewed through a long-term lens, and powered by a lot of work from a lot of great people. We have a lot of great people and they are putting in the work.

The end of 2021 and the start of 2022 have come with more challenges for our team to face. The Omicron wave has impacted our supply chain deeply. We have seen the fastest increase in interest rates in recent memory, and we have seen historic vehicle price increases. These impacts will make for a challenging first quarter.

But the foundation of our mission and of the hard work put in over many years by our great people clearly lights the path to a very strong remainder of the year and to the achievement of many more landmark accomplishments beyond.

We remain firmly on the path to changing the way people buy cars, to delivering millions of cars per year, and to becoming the largest and most profitable automotive retailer.

Summary of Q4 2021 and 2021 Results

Q4 2021 Financial Results: All financial comparisons stated below are versus Q4 2020, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 113,016 an increase of 57%
•Revenue totaled $3.753 billion, an increase of 105%
•Total gross profit was $516 million, an increase of 111%
•Total gross profit per unit was $4,566, an increase of $1,187
•Net loss was $182 million, an increase from $154 million
•EBITDA margin was (2.5%) an improvement from (3.9%)
◦Includes (0.6%) impact from one-time items1
•Basic and diluted net loss, per Class A share was $1.02 based on 86.9 million shares of Class A common stock outstanding

FY 2021 Financial Results: All financial comparisons stated below are versus 2020, unless otherwise noted. Complete financial tables appear at the end of this letter.

•Retail units sold totaled 425,237, an increase of 74%
•Revenue totaled $12.814 billion, an increase of 129%
•Total gross profit was $1.929 billion, an increase of 143%
•Total gross profit per unit was $4,537, an increase of $1,285
•Net loss was $287 million, an improvement from $462 million
•EBITDA margin was (0.0%), an improvement from (4.6%)
◦Includes (0.2%) impact from one-time items1

1 In our commercial agreement with Root, we received 42 million warrants to acquire common stock in Root that vest upon the earlier of product integration or 18 months. We recorded these assets and related deferred revenue in Q4 2021, and we also recorded a fair value adjustment to the warrants of -$24 million.

•Basic and diluted net loss, per Class A share was $1.63 based on 82.8 million shares of Class A common stock outstanding

Other Results and Recent Events:

•In FY 2021, we opened 45 markets, expanding our population coverage by 7.3% to 81.0%
•In Q4 2021, we opened our 14th inspection and reconditioning center (IRC) near Salt Lake City
•Following year end, we opened our 15th IRC near Cincinnati, OH

Ernie’s 1 Million Unit Milestone Gift to Carvana Employees

In January 2022, in recognition of Carvana selling its 1 millionth vehicle in Q4, CEO Ernie Garcia III committed to giving current employees 23 shares of his personal stock once they reach their two-year employment anniversary, a gift worth over $100 million at the announcement’s stock price. Similar to the 2018 100k Milestone Gift, Ernie Garcia wanted to recognize and reward all Carvana team members who have contributed time, dedication, and effort to helping Carvana reach these monumental achievements.

Because this gift is Ernie’s personal stock, it does not have a dilutive effect on existing shareholders. However, in accordance with U.S. GAAP the gift will be recorded as share-based compensation expense in our consolidated statement of operations. As a result, we expect the gift to have a ~$60 million impact on FY 2022 EBITDA, including a ~$30 million impact in Q1 2022.2

Outlook

We expect another year of significant growth and strong financial performance in 2022 on our path toward achieving our mission of changing the way people buy and sell cars and becoming the largest and most profitable automotive retailer.

In FY 2022, we expect to grow retail units sold to over 550k. Following the first quarter, in Q2 through Q4 taken in aggregate, we expect total GPU over $4,000 and approximately breakeven EBITDA margin.

We expect the first quarter to be a tougher quarter as a result of the supply chain challenges brought on by the Omicron variant and severe winter storms and the recent rapid increase in short-term interest rates. We expect these effects to have a significant impact on total GPU and SG&A per retail unit sold, leading to an expected EBITDA margin loss in the mid-single digit range. For more granular information on the impacts of the environment on the first quarter, please see the Appendix.

This outlook excludes any impacts from our acquisition of ADESA’s U.S. physical auction business. We will provide more information at a later time.

We are excited about 2022 and expect to take another significant step toward reaching our long-term goals.

For more information regarding the non-GAAP financial measures discussed in this letter, please see the reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements included at the end of this letter.

2 Our FY 2022 outlook excludes the impact of Ernie’s gift. We will call out the impact of gift amounts in future letters. For additional information, please see the 1 Million Milestone Gift materials posted on our investor relations website

Acquisition of ADESA U.S.

We have always framed our opportunity simply. Customers desire the experience we provide for them. Providing it is hard. It requires a difficult combination of culture, technology, operations and infrastructure.

That simple frame is clarifying. To achieve our goals, we must continue to deliver great customer experiences. We must continue to differentiate our unit economics. And we must scale. That is our path.

In alignment with that path, today we are extremely excited to announce that we have signed a definitive agreement to acquire ADESA’s U.S. physical auction business (“ADESA U.S.”), a wholly owned subsidiary of KAR Auction Services, Inc. (“KAR”), subject to customary closing conditions.

ADESA U.S. is the nation’s 2nd largest network of physical auctions servicing a broad set of commercial and dealer customers with a range of wholesale used vehicle auction solutions. The ADESA U.S. business facilitated ~1 million transactions in 2021 through 56 sites totaling approximately 6.5 million square feet of buildings on more than 4,000 acres.

We plan to continue operating ADESA U.S.’s physical auctions while simultaneously developing the sites to include Carvana’s standard retail inspection, reconditioning, and logistics capabilities. Over time we expect approximately 2M units of annual production capacity from the ADESA U.S. sites once fully built out, the equivalent of 30 greenfield Carvana IRCs, bringing total future IRC capacity to over 3M units at full utilization.

The acquisition is expected to close in the second quarter of 2022 and will be financed with $3.275 billion in committed debt financing to fund the $2.2 billion purchase price and an additional $1 billion in improvements across the 56 sites.

Our rationale for the acquisition is fourfold:

1.Further solidify our path to becoming the largest and most profitable automotive retailer.

2.These locations instantly provide us with a nationwide IRC network that we estimate will increase our production capacity by approximately 2M units per year once fully built out over time.

3.These locations will substantially improve our logistics network as we move from currently having IRCs within 100 miles of 32% of the US population to 78% of the US population as the ADESA U.S. sites are fully built out and join the IRC network. This will reduce shipping times and unlocks the opportunity for same day and next day delivery to more customers than ever before.

4.This significantly increases our auction capabilities and kickstarts or deepens our relationships with many large and important players in the automotive industry. We look forward to working with our new customers, to creatively finding new and interesting ways to work together, and to valuing them in the same ways we have always valued our customers.

In addition to clearly lighting the path to increasing ambitions and solidifying confidence in that path, we also expect this acquisition to accelerate our progress toward our long-term financial model.

We offer more detail and data on this rationale in our ADESA U.S. Acquisition Deck which is available on our investor relations website.

2 million + car sales per year is no longer the goal. We are aiming higher.

Progress Toward our Long-Term Goals

Carvana’s long-term vision is clear. Our goal is to become the largest and most profitable auto retailer by building a business that delivers exceptional customer experiences, superior unit economics, and rapid scalability. Our results in 2021 speak to our continued progress toward this vision. In 2021, we grew revenue by triple digits for the seventh year out of our 8 years as a company, achieved gross margin within our long-term model range, and earned positive EBITDA margin for the first time, excluding one-time items1. In addition, we continue to see exciting trends throughout the business on our way toward our long-term model.

*Includes (0.2%) impact from one-time items

1 In our commercial agreement with Root, we received 42 million warrants to acquire common stock in Root that vest upon the earlier of product integration or 18 months. We recorded these assets and related deferred revenue in Q4 2021, and we also recorded a fair value adjustment to the warrants of -$24 million.

Market Penetration

We continue to see rapid growth in our cohorts. In Q4 2021, our 2013-2020 cohorts grew retail units sold by 52%, and our oldest cohort of Atlanta grew by 51% to 3.53% market penetration, a new company record. We also continue to see broad based gains across cohorts. As of Q4 2021, 95% of our 311 markets are ramping faster than Atlanta at the same age, and record numbers of markets are crossing key market penetration thresholds.

NUMBER OF MARKETS ABOVE MARKET PENETRATION MILESTONES
0
0
5
0
0
10
0
0
16
2
7
47
7
28
113
23
101
214
>3.5%
>3.0%
>2.5%
>2.0%
>1.5%
>1.0%
Q4 2019
Q4 2020
Q4 2021

Cohort Economics

In FY 2021, five of our nine cohorts had positive EBITDA margin, and our two oldest cohorts achieved EBITDA margin greater than 4% for the full year. Profitable unit economics in older cohorts highlight a clear path toward our long-term model and have several drivers. First, older cohorts have lower advertising expense as a percent of revenue than the company as a whole, since they have had more time for awareness to accumulate and for word of mouth and repeat customers to grow. Second, older cohorts have lower outbound logistics expense as a percent of revenue, since they tend to be closer to scaled inspection and reconditioning centers. Third, older cohorts have higher sales volume than newer ones, allowing market and fixed expenses to be spread across a greater number of retail units sold.

Expansion

We made significant progress in scaling our production capacity in 2021. We opened three new inspection and reconditioning center (IRCs) during the year, including one near Salt Lake City, Utah in Q4 that we initially scheduled for 2022. These new IRCs increased our total IRC count to 14 at the end of 2021. Our 2021 progress in scaling IRCs enabled us to increase our average immediately available inventory from 9k in Q1 to 25k in Q4.

Following year end, we also opened our 15th IRC near Cincinnati, Ohio, increasing total capacity at full utilization to ~880k units as of February 24, 2022. In addition to Salt Lake City and Cincinnati, we have 6 additional IRCs that are on track to open by the end of 2022. We plan to open 5 of these on schedule, leading to 1.2M+ units of annual capacity at full utilization by year end, and with our acquisition of ADESA U.S., we are currently evaluating our preferred timeline on opening the sixth.

Looking beyond 2022, we expect to focus our expansion efforts on developing ADESA U.S. sites on the path toward unlocking approximately 2M units of incremental annual production capacity at full utilization.

We opened 45 new markets in 2021, increasing our total market count to 311 and the total percentage of the U.S. population we serve to 81.0%, up from 73.7% at the end of 2020. We also opened three new vending machines in 2021, raising our total to 30. In 2022, we expect to continue marching toward our goal of 95% population coverage in the U.S.

CARVANA MARKETS, VENDING MACHINES, AND IRCs

2
HEADQUARTERS
MARKETS
INSPECTION CENTER
MARKET + VENDING MACHINE

*As of February 24, 2022

For a complete list of our market opening history, estimated populations, and estimated total industry used vehicle sales by market, along with details on our IRCs, please see: https://investors.carvana.com/investor-resources/investor-materials

Management Objectives

Our three primary financial objectives are: (1) Grow Retail Units and Revenue; (2) Increase Total Gross Profit Per Unit; and (3) Demonstrate Operating Leverage. We believe continued focus on these goals will lead to a strong long-term financial model.

Objective #1: Grow Retail Units and Revenue

It took us roughly 6 months to sell our 100th vehicle, 3 years to sell our 10,000th vehicle, 5 years to sell our 100,00th vehicle, and now, in Q4 we sold our 1 millionth vehicle, making us the fastest used auto retailer to reach this milestone in just 9 years.

For the quarter, retail units sold increased to 113,016, up 57% from 72,172 in Q4 2020. Q4 revenue grew to $3.753 billion, up 105% from $1.827 billion. Full year retail units sold was 425,237, up 74%, and total revenue reached $12.814 billion, up 129%. Revenue grew faster than retail units in 2021 due to higher used vehicle prices, higher wholesale volume from buying more cars from customers, and higher other revenue per retail unit compared to the prior year.

2021 was another year of historically rapid growth, despite a unique environment and significant supply chain constraints.

QUARTERLY RETAIL UNIT SALES

315
436
579
775
1,212
1,343
1,776
2,192
3,783
4,355
5,023
5,600
8,334
10,682
11,719
13,517
18,464
22,570
25,324
27,750
36,766
44,000
46,413
50,370
52,427
55,098
64,414
72,172
92,457
107,815
111,949
113,016
Q1 14
Q2 14
Q3 14
Q4 14
Q1 15
Q2 15
Q3 15
Q4 15
Q1 16
Q2 16
Q3 16
Q4 16
Q1 17
Q2 17
Q3 17
Q4 17
Q1 18
Q2 18
Q3 18
Q4 18
Q1 19
Q2 19
Q3 19
Q4 19
Q1 20
Q2 20
Q3 20
Q4 20
Q1 21
Q2 21
Q3 21
Q4 21

Objective #2: Increase Total Gross Profit Per Unit

Total GPU increased by $1,187 YoY in Q4 and by $1,285 for the full year, reflecting gains across all components.

For Q4 2021:

•Total
◦Total GPU was $4,566 vs. $3,379 in Q4 2020
•Retail
◦Retail GPU was $1,495 vs. $1,265 in Q4 2020
◦Year-over-year changes in retail vehicle GPU were primarily driven by an increase in the percentage of retail units sourced from customers, partially offset by higher reconditioning costs due to COVID-19 and higher wholesale acquisition prices.
•Wholesale
◦Wholesale GPU was $549 vs. $108 in Q4 2020
◦Year-over-year changes in wholesale GPU were due to wholesale volume growth (units +115% YoY to 46,760) and an increase in gross profit per wholesale unit sold to $1,326 from $358 in Q4 2020, driven by gains in buying vehicles from customers and wholesale market appreciation.
•Other
◦Other GPU was $2,522 vs. $2,006 in Q4 2020
◦Year-over-year changes in Other GPU were primarily driven by strong finance execution and the impact of higher industry-wide vehicle prices on average loan size.

For FY 2021:

•Total
◦Total GPU was $4,537 vs. $3,252 in 2020. Total GPU increased $1,285 year-over-year. Our GPU gains were broad-based, including gains in retail, wholesale, finance, and ancillary products.

TOTAL GROSS PROFIT PER UNIT
$5,500
$4,500
$3,500
$2,500
$1,500
$500
$(500)
$(201)
$206
$1,023
$1,539
$2,090
$2,852
$3,252
$4,537
2014
2015
2016
2017
2018
2019
2020
2021

Objective #3: Demonstrate Operating Leverage

We levered EBITDA margin for the eighth consecutive year in 2021 and achieved our first full year of positive EBITDA margin, excluding one-time items1. In Q4, net loss margin levered by 3.7%, and EBITDA margin levered by 1.4% driven by year-over-year improvements in GPU and SG&A leverage.

These strong results were achieved despite significant impacts from COVID-19 and investments made to support our growth plan in 2022 and beyond.

For Q4 2021, as a percentage of revenue:

•Total SG&A levered by 2.2%, primarily driven by the impact of higher used vehicle prices on revenue. Compensation and benefits increased by 0.2%. Advertising levered by 1.0%. Logistics and market occupancy were approximately flat as a percent of revenue. Other SG&A levered by 1.4%. All SG&A components were impacted by our increase in cars bought from customers relative to cars sold to customers, COVID-19, and our significant investments to support growth in 2022 and beyond.

For FY 2021, as a percentage of revenue:

•Total SG&A levered by 4.3% year-over-year. Compensation and benefits levered by 0.9%, advertising levered by 1.4%, logistics and market occupancy levered by 0.3%, and other SG&A levered by 1.7%. All SG&A components for the full year were impacted by the same factors noted above.

1 In our commercial agreement with Root, we received 42 million warrants to acquire common stock in Root that vest upon the earlier of product integration or 18 months. We recorded these assets and related deferred revenue in Q4 2021, and we also recorded a fair value adjustment to the warrants of -$24 million.

Summary

2021 was our most highlight filled year yet. From becoming the fastest growing Ecommerce company in U.S. history to being named the top retailer on Forbes Best Large Employers list, it was a year of incredible achievements.

The foundations for more incredible achievements are clearly laid.

We have built a customer focused culture and are a company filled with people who care.

We have built the technology necessary to make buying or selling a car simple and fun – and we are making it simpler and even more fun all the time.

In just nine years, we built the operational capacity that allowed us to efficiently deliver our 1 millionth car sale. And even faster than that, we added to that operational capacity allowing us to buy our 1 millionth car from our customers just yesterday.

We have built the infrastructure that all that technology and operational capacity sit on top of with 311 markets, 30 vending machines, and 14 IRCs connected through our logistics network.

And now, with our agreement to purchase ADESA U.S., we plan to add an additional 56 auction locations that will also serve as IRCs and logistics hubs adding new capabilities to Carvana and giving us a path to production capacity of over 3 million units per year when fully built out.

In 2021, we sold almost 10x as many cars to our customers as we did in 2017, the year we went public. That’s a lot of growth in a short period of time.

The path to significantly more growth over a long period of time is illuminated as our individual markets continue to rapidly grow with our average market growing by over 50% last year.

We find ourselves in a unique market today that demands our attention to manage through. We have been in unique markets before and, as we have in the past, we will give this our attention.

The march continues.

Sincerely,

Ernie Garcia, III, Chairman and CEO

Mark Jenkins, CFO

Appendix: Notes on the Current Environment

We have received several questions from investors on the impact of the current macroeconomic and automotive retail environment on Carvana’s business. In an effort to be helpful, we include some additional commentary on these impacts below.

The current automotive retail environment is characterized by very high used vehicle prices compared to historical norms. The average market price, controlling for mix, for our typical car has increased by more than 30% since January 2021, an effect that is having an impact on affordability for the average used car buyer.

This inflationary effect combined with Omicron appears to be broadly impacting independent used vehicle dealers. According to Cox Automotive, dealership used vehicle sales are down approximately 15-20% vs. 2021 through the first seven weeks of the year. Our continued growth in Q4 2021 and early Q1 2022 suggest we are continuing to significantly outperform the industry and gain market share.

Short-Term Impact of Current Environment
Retail units sold volume
Since January 2021, the average used vehicle in our inventory, controlling for mix, has increased in price by more than 30%. This industry-wide inflation has been particularly strong in affordable cars, with cars with a market price below $15k in January 2021 appreciating by ~40% YoY compared to cars with a market price above $35k appreciating by ~15% YoY.

High used vehicle prices have a significant impact on industry-wide used vehicle sales, since higher prices reduce affordability, leading some buyers to forgo or delay their purchases.

To illustrate this point, in January 2022, Carvana sales to customers with annual incomes below $50k grew 30 points slower YoY than the company as a whole, while sales to customers with >$100k annual incomes grew 30 points faster than the company as a whole. Many used vehicle buyers are priced out of the market, creating pent up demand for a time when prices eventually normalize.

In addition to high used vehicle prices, the spread of Omicron and several severe weather events also significantly impacted retail units sold volume early in Q1 2022. So far in Q1, we have seen hourly employee callout rates up to 30%, leading to significantly higher than normalized delivery delays and cancellations that are continuing to impact the efficiency of our logistics and last mile delivery network. We currently expect these effects to normalize in Q2.

Buying cars from customers volume
High used vehicle prices increase consumers’ propensity to sell their cars, other things being equal. We set new company records for cars bought from customers in 2021, both in absolute terms and relative to retail units sold. These metrics benefited from a high price tailwind, but much of our success was driven by fundamental improvements in awareness and the quality of our product offering.

Retail GPU
High used vehicle prices have several offsetting effects on retail GPU. First, buying more cars from customers improves retail GPU. Second, periods of retail price appreciation can benefit retail GPU, other things being equal, since vehicles increase in value between acquisition and sale. However, this is offset by the fact that wholesale market price appreciation generally leads to lower retail GPU, other things being equal, due to higher input costs.

The spread of Omicron and earlier waves of COVID-19, have a negative impact on retail GPU, other things being equal, by increasing reconditioning payroll cost and inbound logistics cost per unit due to higher callouts, lower efficiency, and lower throughput. The Omicron wave has had a significantly larger effect than prior COVID-19 waves on these costs. We expect this to lead to a sequential reduction in retail GPU in Q1, followed by a sequential increase in Q2.

In 2021, we believe the aforementioned environmental tailwinds and headwinds approximately offset, creating a neutral impact on retail GPU for the full year.

Wholesale GPU
Wholesale market price appreciation benefits wholesale GPU due to the lag time between acquiring a wholesale car from a customer and disposing of it at auction. If the price of the car increases during this period, this leads to a higher spread between acquisition and sale prices, improving profitability.

In 2021, we achieved record gross profit per wholesale unit sold of $1,116. This metric benefited from wholesale market appreciation, but we also made fundamental improvements to our wholesale sales platform, including improving awareness and the quality of our customer offering, optimizing our bidding algorithms, and expanding our base of wholesale buyers in our Carvana Access sales channel. We estimate that the net impact of wholesale market price appreciation was ~$150 of Wholesale GPU in FY 2021.

In Q1 2022, we expect to see higher wholesale depreciation rates than in prior quarters, leading to an expected reduction in wholesale GPU.

Other GPU
High used vehicle prices typically lead to higher average loan sizes, with higher retail sale prices partially offset by higher down payments. Higher average loan sizes increase financing revenue other things being equal. We estimate that the net impact of higher-than-normal used vehicle prices was ~$150 of Other GPU in FY 2021.

Rapidly rising interest rates have a transitory impact on Other GPU due to the lag time between when we offer a rate to a customer and when we sell that customer’s loan. If benchmark rates rise quickly after we make our offer, we earn a lower premium and lower financing revenue, other things being equal. As a result, we expect the rapid rise in interest rates between November 2021 and February 2022 to have an impact on Other GPU in Q1. We typically pass on benchmark rate changes to customers and have already updated rates to reflect most of these recent changes. We have also recently increased our hedging of interest rate changes to lessen the impact of future changes.

SG&A per retail unit sold
We expect the spread of Omicron, weather events, and high used vehicle prices to have an impact on SG&A per retail unit in Q1 2022. As noted above, so far in Q1, we have seen hourly employee callout rates up to 30%, leading to significantly higher than normalized delivery delays and cancellations that are continuing to impact the efficiency of our logistics and last mile delivery network as well as completed sale volume. We currently expect these effects to normalize in Q2.

Appendix

Conference Call Details

Carvana will host a conference call today, February 24, 2022, at 5:30 p.m. EST (2:30 p.m. PST) to discuss financial results. To participate in the live call, analysts and investors should dial (833) 255-2830 or (412) 902-6715, and ask for “Carvana Earnings.” A live audio webcast of the conference call along with supplemental financial information will also be accessible on the company's website at investors.carvana.com. Following the webcast, an archived version will also be available on the Investor Relations section of the company’s website. A telephonic replay of the conference call will be available until March 3, 2022, by dialing (877) 344-7529 or (412) 317-0088 and entering passcode 1572552#.

Forward Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Carvana’s current expectations and projections with respect to, among other things, its financial condition, results of operations, plans, objectives, future performance, and business. These statements may be preceded by, followed by or include the words "aim," "anticipate," "believe," "estimate," "expect," "forecast," "intend," "likely," "outlook," "plan," "potential," "project," "projection," "seek," "can," "could," "may," "should," "would," "will," the negatives thereof and other words and terms of similar meaning.

Forward-looking statements include all statements that are not historical facts. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Among these factors are risks related to the “Risk Factors” identified in our Annual Report on Form 10-K for 2021.

There is no assurance that any forward-looking statements will materialize. You are cautioned not to place undue reliance on forward-looking statements, which reflect expectations only as of this date. Carvana does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments, or otherwise.

Use of Non-GAAP Financial Measures

As appropriate, we supplement our results of operations determined in accordance with U.S. generally accepted accounting principles (“GAAP”) with certain non-GAAP financial measurements that are used by management, and which we believe are useful to investors, as supplemental operational measurements to evaluate our financial performance. These measurements should not be considered in isolation or as a substitute for reported GAAP results because they may include or exclude certain items as compared to similar GAAP-based measurements, and such measurements may not be comparable to similarly-titled measurements reported by other companies. Rather, these measurements should be considered as an additional way of viewing aspects of our operations that provide a more complete understanding of our business. We strongly encourage investors to review our consolidated financial statements included in publicly filed reports in their entirety and not rely solely on any one, single financial measurement or communication.

Reconciliations of our non-GAAP measurements to their most directly comparable GAAP-based financial measurements are included at the end of this letter.

Investor Relations Contact Information: Mike Levin, investors@carvana.com

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions, except number of shares, which are reflected in thousands, and par values)

	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$403	$301
Restricted cash	233	28
Accounts receivable, net	206	79
Finance receivables held for sale, net	356	275
Vehicle inventory	3,149	1,036
Beneficial interests in securitizations	382	131
Other current assets, including $12 and $6, respectively, due from related parties	163	73
Total current assets	4,892	1,923
Property and equipment, net	1,560	909
Operating lease right-of-use assets, including $17 and $22, respectively, from leases with related parties	369	156
Intangible assets, net	4	6
Goodwill	9	9
Other assets, including $7 and $4, respectively, due from related parties	181	32
Total assets	$7,015	$3,035
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities, including $27 and $16, respectively, due to related parties	$656	$342
Short-term revolving facilities	2,053	40
Current portion of long-term debt	152	65
Other current liabilities, including $3 and $3, respectively, from leases with related parties	29	20
Total current liabilities	2,890	467
Long-term debt, excluding current portion	3,208	1,617
Operating lease liabilities, excluding current portion, including $13 and $19, respectively, from leases with related parties	361	148
Other liabilities	31	1
Total liabilities	6,490	2,233
Commitments and contingencies
Stockholders' equity:
Preferred stock, $0.01 par value - 50,000 shares authorized, and none issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Class A common stock, $0.001 par value - 500,000 shares authorized, 89,930 and 76,512 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Class B common stock, $0.001 par value - 125,000 shares authorized, 82,900 and 95,592 shares issued and outstanding as of December 31, 2021 and 2020, respectively	—	—
Additional paid in capital	795	742
Accumulated deficit	(489)	(354)
Total stockholders' equity attributable to Carvana Co.	306	388
Non-controlling interests	219	414
Total stockholders' equity	525	802
Total liabilities & stockholders' equity	$7,015	$3,035

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except number of shares, which are reflected in thousands, and per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020

	(unaudited)
Sales and operating revenues:
Used vehicle sales, net	$2,897	$1,496	$9,851	$4,741
Wholesale vehicle sales, including $17, $3, $54, and $4, respectively, from related parties	571	186	1,920	445
Other sales and revenues, including $65, $36, $208, and $105, respectively, from related parties	285	145	1,043	401
Net sales and operating revenues	3,753	1,827	12,814	5,587
Cost of sales, including $44, $1, $65, and $4, respectively, to related parties	3,237	1,583	10,885	4,793
Gross profit	516	244	1,929	794
Selling, general and administrative expenses, including $8, $5, $27, and $19, respectively, to related parties	620	342	2,033	1,126
Interest expense, including $0, $0, $0, and $1, respectively, to related parties	55	62	176	131
Other expense (income), net	22	(6)	6	(1)
Net loss before income taxes	(181)	(154)	(286)	(462)
Income tax provision	1	—	1	—
Net loss	(182)	(154)	(287)	(462)
Net loss attributable to non-controlling interests	(93)	(91)	(152)	(291)
Net loss attributable to Carvana Co.	(89)	(63)	(135)	(171)
Net loss per share of Class A common stock, basic and diluted	$(1.02)	$(0.87)	$(1.63)	$(2.63)
Weighted-average shares of Class A common stock, basic and diluted(1)	86,939	73,193	82,805	64,981
(1) Weighted-average shares of Class A common stock outstanding have been adjusted for unvested restricted stock awards.

CARVANA CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	For the Years Ended December 31,
	2021	2020	2019
Cash Flows from Operating Activities:
Net loss	$(287)	$(462)	$(365)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	105	74	41
Equity-based compensation expense	39	25	33
Loss on disposal of property and equipment	1	6	2
Provision for bad debt and valuation allowance	28	21	12
Amortization and write-off of debt issuance costs and bond premium	11	8	6
Loss on early extinguishment of debt	—	34	—
Unrealized loss on warrants to acquire Root Class A common stock	24	—	—
Unrealized (gain) loss on beneficial interests in securitizations	(7)	(9)	1
Changes in finance receivable related assets:
Originations of finance receivables	(7,306)	(3,579)	(2,625)
Proceeds from sale of finance receivables, net	7,391	3,634	2,644
Gain on loan sales	(717)	(218)	(137)
Principal payments received on finance receivables held for sale	206	90	85
Purchase of finance receivables	—	—	(162)
Other changes in assets and liabilities:
Vehicle inventory	(2,086)	(263)	(345)
Accounts receivable	(148)	(43)	(10)
Other assets	(105)	(26)	(33)
Accounts payable and accrued liabilities	247	94	98
Operating lease right-of-use assets	(213)	(32)	(47)
Operating lease liabilities	223	38	45
Net cash used in operating activities	(2,594)	(608)	(757)
Cash Flows from Investing Activities:
Purchases of property and equipment, including $0, $22, and $6, respectively, from related parties	(557)	(360)	(231)
Purchases of investments	(126)	—	—
Principal payments received on and proceeds from sale of beneficial interests	56	14	3
Net cash used in investing activities	(627)	(346)	(228)
Cash Flows from Financing Activities:
Proceeds from short-term revolving facilities	14,600	4,429	4,486
Payments on short-term revolving facilities	(12,587)	(4,958)	(4,219)
Proceeds from issuance of long-term debt	1,650	1,336	482
Payments on long-term debt	(73)	(654)	(16)
Payments of debt issuance costs	(24)	(29)	(11)
Net proceeds from issuance of Class A common stock	—	1,059	297
Proceeds from equity-based compensation plans	2	5	2
Tax withholdings related to restricted stock units and awards	(40)	(23)	(6)
Net cash provided by financing activities	3,528	1,165	1,015
Net increase in cash and cash equivalents	307	211	30
Cash, cash equivalents, and restricted cash at beginning of period	329	118	88
Cash, cash equivalents, and restricted cash at end of period	$636	$329	$118

CARVANA CO. AND SUBSIDIARIES
OUTSTANDING SHARES AND LLC UNITS
(Unaudited)

LLC Units (adjusted for the exchange ratio and participation thresholds) are considered potentially dilutive shares of Class A common stock because they are exchangeable into shares of Class A common stock, if the Company elects not to settle exchanges in cash. Weighted-average shares of Class A common stock and as-exchanged LLC Units, which were evaluated for potentially dilutive effects and were determined to be anti-dilutive, are as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2021	2020	2021	2020

	(in thousands)
Weighted-average shares of Class A common stock outstanding	86,939	73,193	82,805	64,981
Weighted-average as-exchanged LLC Units for shares of Class A common stock	87,968	101,360	91,990	104,021
	174,907	174,553	174,795	169,002

CARVANA CO. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)

EBITDA and EBITDA Margin

EBITDA and EBITDA Margin are supplemental measures of operating performance that do not represent and should not be considered an alternative to net loss or cash flow from operations, as determined by GAAP. EBITDA is defined as net loss before interest expense, income tax expense, and depreciation and amortization expense. EBITDA Margin is EBITDA as a percentage of total revenues. We use EBITDA to measure the operating performance of our business and EBITDA Margin to measure our operating performance relative to our total revenues. We believe that EBITDA and EBITDA Margin are useful measures to us and to our investors because they exclude certain financial and capital structure items that we do not believe directly reflect our core operations and may not be indicative of our recurring operations, in part because they may vary widely across time and within our industry independent of the performance of our core operations. We believe that excluding these items enables us to more effectively evaluate our performance period-over-period and relative to our competitors. EBITDA and EBITDA Margin may not be comparable to similarly titled measures provided by other companies due to potential differences in methods of calculations. A reconciliation of EBITDA to net loss, which is the most directly comparable GAAP measure, and calculation of EBITDA Margin is as follows:

	Three Months Ended
	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021

	(dollars in millions)
Net loss	$(184)	$(106)	$(18)	$(154)	$(82)	$45	$(68)	$(182)
Depreciation and amortization expense	16	17	19	22	22	24	26	33
Interest expense	29	20	20	62	30	43	48	55
Income tax provision	—	—	—	—	—	—	—	1
EBITDA	$(139)	$(69)	$21	$(70)	$(30)	$112	$6	$(93)

Total revenues	$1,098	$1,118	$1,544	$1,827	$2,245	$3,336	$3,480	$3,753
Net Loss Margin	(16.7)%	(9.5)%	(1.1)%	(8.5)%	(3.7)%	1.3%	(2.0)%	(4.8)%
EBITDA Margin	(12.6)%	(6.2)%	1.4%	(3.9)%	(1.3)%	3.4%	0.2%	(2.5)%

	For the Years Ended December 31,
	2015	2016	2017	2018	2019	2020	2021

	(dollars in millions)
Net loss	$(37)	$(93)	$(164)	$(255)	$(365)	$(462)	$(287)
Depreciation and amortization expense	3	5	12	24	41	74	105
Interest expense	1	3	7	25	81	131	176
Income tax provision	—	—	—	—	—	—	1
EBITDA	$(33)	$(85)	$(145)	$(206)	$(243)	$(257)	$(5)

Total revenues	$130	$365	$859	$1,955	$3,940	$5,587	$12,814
Net Loss Margin	(28.2)%	(25.5)%	(19.1)%	(13.0)%	(9.3)%	(8.3)%	(2.2)%
EBITDA Margin	(25.0)%	(23.2)%	(16.9)%	(10.5)%	(6.2)%	(4.6)%	(0.0)%

CARVANA CO. AND SUBSIDIARIES
RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,			Years Ended December 31,
	2021	2020	Change	2021	2020	Change

	(dollars in millions, except per unit amounts)
Net sales and operating revenues:
Used vehicle sales, net	$2,897	$1,496	93.6%	$9,851	$4,741	107.8%
Wholesale vehicle sales (1)	571	186	207.0%	1,920	445	331.5%
Other sales and revenues (2)	285	145	96.6%	1,043	401	160.1%
Total net sales and operating revenues	$3,753	$1,827	105.4%	$12,814	$5,587	129.4%
Gross profit:
Used vehicle gross profit	$169	$91	85.7%	$697	$359	94.2%
Wholesale vehicle gross profit (1)	62	8	675.0%	189	34	455.9%
Other gross profit (2)	285	145	96.6%	1,043	401	160.1%
Total gross profit	$516	$244	111.5%	$1,929	$794	142.9%
Unit sales information:
Used vehicle unit sales	113,016	72,172	56.6%	425,237	244,111	74.2%
Wholesale vehicle unit sales	46,760	21,798	114.5%	170,056	55,204	208.1%
Per unit selling prices:
Used vehicles	$25,634	$20,720	23.7%	$23,167	$19,420	19.3%
Wholesale vehicles	$12,211	$8,545	42.9%	$11,287	$8,065	40.0%
Per unit gross profit:
Used vehicle gross profit	$1,495	$1,265	18.2%	$1,638	$1,472	11.3%
Wholesale vehicle gross profit	549	108	408.3%	446	138	223.2%
Other gross profit	2,522	2,006	25.7%	2,453	1,642	49.4%
Total gross profit	$4,566	$3,379	35.1%	$4,537	$3,252	39.5%
Per wholesale unit gross profit:
Wholesale gross profit	$1,326	$358	270.4%	$1,116	$610	83.0%

(1) Includes $17, $3, $54, and $4, respectively, of wholesale revenue from related parties.
(2) Includes $65, $36, $208, and $105, respectively, of other sales and revenues from related parties.

CARVANA CO. AND SUBSIDIARIES
COMPONENTS OF SG&A
(Unaudited)

	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021

Compensation and benefits (1)	$84	$74	$80	$100	$126	$148	$181	$212
Advertising	75	62	65	84	100	119	126	134
Market occupancy (2)	8	8	10	11	13	15	18	24
Logistics (3)	19	17	18	23	30	34	40	44
Other (4)	90	78	96	124	128	154	181	206
Total	$276	$239	$269	$342	$397	$470	$546	$620

(1) Compensation and benefits includes all payroll and related costs, including benefits, payroll taxes, and equity-based compensation, except those related to preparing vehicles for sale, which are included in cost of sales, and those related to the development of software products for internal use, which are capitalized to software and depreciated over the estimated useful lives of the related assets.
(2) Market occupancy costs includes occupancy costs of our vending machines and hubs. It excludes occupancy costs related to reconditioning vehicles which are included in cost of sales and the portion related to corporate occupancy which are included in other costs.
(3) Logistics includes fuel, maintenance, and depreciation related to operating our own transportation fleet, and third-party transportation fees, except the portion related to inbound transportation, which is included in cost of sales.
(4) Other costs include all other selling, general, and administrative expenses such as IT expenses, corporate occupancy, professional services and insurance, limited warranty, and title and registration.

CARVANA CO. AND SUBSIDIARIES
LIQUIDITY RESOURCES
(Unaudited)

We had the following liquidity resources available as of December 31, 2021 and 2020:

	December 31,
	2021	2020

	(in millions)
Cash and cash equivalents	$403	$301
Availability under short-term revolving facilities(1)	438	1,088
Availability under sale-leaseback agreements(2)	—	19
Committed liquidity resources available	841	1,408
Unpledged vehicle inventory not included above(3)	665	—
Unpledged real estate not included above(4)	677	250
Unpledged beneficial interests in securitizations(5)	100	48
Total liquidity resources(6)	$2,283	$1,706

1.Availability under short-term revolving facilities is the available amount we can borrow under our existing vehicle inventory floor plan and finance receivable facilities based on the pledgable value of vehicle inventory and finance receivables on our balance sheet on the period end date, excluding the impact to restricted cash requirements. This is distinct from the total commitment amount of these facilities because it represents the currently borrowable amount, rather than committed future amounts that could be borrowed to finance future additional assets.
2.Availability under real estate agreements is the available amount we can borrow under our existing real estate financing agreements based on the value of existing real estate on our balance sheet. From time to time, we may enter committed real estate financing agreements that allow for future pledging of real estate assets on a flexible timeline. We began using committed real estate financing agreements in 2017 and may do so in the future.
3.Unpledged vehicle inventory is the value of vehicle inventory on our balance sheet on the period end date beyond that covered by committed financing agreements. On February 1, 2022, we upsized our vehicle inventory floor plan commitment to $3.0 billion. The additional commitment would increase our availability under short-term revolving facilities and committed liquidity sources available by $665 million, with a corresponding reduction in unpledged vehicle inventory and finance receivables.
4.Unpledged real estate assets include IRC and vending machine real estate assets that have not been previously pledged or sold. Since our first sale-leaseback transaction in 2017, we have historically had flexible access to real estate financing and expect to continue to use various forms of real estate financing in the future.
5.Unpledged beneficial interests in securitizations includes retained beneficial interests in securitizations that have not been previously pledged or sold. We historically have financed the majority of our retained beneficial interests in securitizations and expect to continue to do so in the future.
6.Total liquidity resources is composed of cash and equivalents, availability under existing credit facilities, and additional unpledged assets, including vehicle inventory, finance receivables, real estate, and securities on our balance sheet that can be financed using traditional asset-based financing sources. To optimize our cost of capital, in any given period we may choose not to maximize borrowings on our short-term revolving facilities, maximize revolving commitment size, or immediately sale-leaseback or pledge real estate and retained beneficial interests in securitizations. This has the benefit of reducing interest expense and debt issuance costs and providing flexibility to minimize financing costs over time.